AVNET, INC.

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, November 8, 2007

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Arizona Corporate Broadcast Center, 2617 South 46th Street, Suite 300, Phoenix, Arizona 85034 on Thursday, November 8, 2007, at 11:00 a.m., mountain standard time, for the following purposes:

1.	To elect nine (9) directors to serve until the next annual meeting and until their successors have been elected and qualified.

2.	To reapprove the Avnet, Inc. Executive Incentive Plan.

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 28, 2008.

4.	To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 10, 2007 as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

David R. Birk
Secretary

September 28, 2007

AVNET, INC.
2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT
Dated September 28, 2007

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 8, 2007

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) to be voted at the Annual Meeting of Shareholders to be held at the Arizona Corporate Broadcast Center, 2617 South 46th Street, Suite 300, Phoenix, Arizona 85034 on November 8, 2007, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is September 28, 2007. Only holders of record of outstanding shares of Common Stock at the close of business on September 10, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 10, 2007 was 149,901,283, comprising all of Avnet’s capital stock outstanding as of that date.

Proxies for shares of Avnet Common Stock, par value $1.00 per share (the “Common Stock”), may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the shareholder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted “FOR” each of Proposals 1 through 3. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting to the extent permitted under the Business Corporation Law of the State of New York.

In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of the proxy materials to each shareholder of record, Avnet is now furnishing proxy materials on the Internet to the shareholders other than those by virtue of their participation in the Avnet 401(k) plan. Participants in the Avnet 401(k) plan will each receive a printed copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be available to shareholders on or before September 28, 2007.

Proxy and Revocation of Proxy

Any person who signs and returns the enclosed proxy or properly votes by telephone or Internet may revoke it by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: David R. Birk, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Broker Voting

Brokers holding shares of record for a customer have the discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters (“non-discretionary matters”) with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, then what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-discretionary matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote. Brokers will have discretionary authority to vote on Proposals 1, 2 and 3 in the absence of timely instructions from their customers.

Required Vote

  Proposal 1

To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the Common Stock present or represented at the Annual Meeting and entitled to vote. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for the election of directors and, therefore, will not affect the outcome of the vote on such election. However, Avnet’s Corporate Governance Guidelines (the “Guidelines”) require that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the shareholder election results. The Guidelines specify the procedures that the Board of Directors must follow in such event and the time frame within which the Board must determine and publicly announce the results of its deliberation.

  Proposal 2

Reapproval of the Avnet, Inc. Executive Incentive Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote. Abstentions are not counted in determining the votes cast in connection with the reapproval, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

  Proposal 3

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2008 requires the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

CORPORATE GOVERNANCE

Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders.

Corporate Governance Guidelines

In September 2003, the Board of Directors adopted Corporate Governance Guidelines, which collect in one document many of the corporate governance practices and procedures that had evolved at Avnet over the years. Among other things, the Guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, Board committee matters and director orientation and continuing education. The Guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews the Guidelines on an annual basis, most recently at its regularly scheduled meeting in August 2007. The Guidelines are available on the Company’s website at www.ir.avnet.com/documents.cfm

As a general policy, as set forth in the Corporate Governance Guidelines, the Board recommends certain limits as to the service of directors on other boards of public companies. These limits are as follows: (1) the Company’s Chairman of the Board and Chief Executive Officer may serve on up to two additional boards; (2) Directors who are actively employed on a full-time basis may serve on up to two additional boards; and (3) Directors who are retired from active full-time employment may serve on up to four additional boards.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. The Board adopted the following “Director Independence Standards,” which are consistent with criteria established by the New York Stock Exchange, to assist the Board in making these independence determinations.

No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. A Director is not independent if:

•	The Director is, or was within the preceding three years, an employee of the Company.

•	An immediate family member of the Director is, or was within the preceding three years, an executive officer of the Company.

•	(a) The Director, or an immediate family member of the Director, is a current partner of the Company’s internal or external auditor; (b) the Director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the Director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time.

•	A Director, or an immediate family member of the Director, has received, during any 12-month period within the preceding three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service).

•	The Director, or an immediate family member of the Director, is, or was within the preceding three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on the compensation committee of that company’s board of directors.

•	The Director is a current executive officer or employee, or an immediate family member of the Director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the preceding three fiscal years, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

•	The Director, or an immediate family member of the Director, is a current executive officer of another company that was indebted to the Company, or to which the Company was indebted within the preceding three years, where the total amount of either company’s indebtedness to the other was more than five percent (5%) of the total consolidated assets of the company he or she served as an executive officer.

•	The Director, or an immediate family member of the Director, is a current officer, Director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues.

The Board has reviewed all known material transactions and relationships between each Director, or any member of his or her immediate family, and the Company, its senior management and its independent registered public accounting firm. Based on this review and in accordance with its independence standards set forth above, the Board has affirmatively determined that all of the non-employee directors — Eleanor Baum, J. Veronica Biggins, Lawrence W. Clarkson, Ehud Houminer, James A. Lawrence, Frank R. Noonan, Ray M. Robinson, and Gary L. Tooker — are independent (“Independent Directors”).

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character, judgment and issues of diversity in factors such as age, gender, race and culture. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to see that other existing and future commitments do not materially interfere with the member’s service as a Director.

The Corporate Governance Committee also reviews whether a potential candidate will meet the Company’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended to the Corporate Governance Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other events occurring between the shareholders’ annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating director candidates. When a search firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Recommendations for director candidates are also received from Board members and management and may be solicited from professional associations as well.

The Corporate Governance Committee will consider recommendations of director candidates received from shareholders on the same basis as recommendations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written recommendation to the Corporate Governance Committee by sending it to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership,

•	A statement in support of the director candidate’s recommendation,

•	The director candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves,

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate,

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed,

•	The candidate’s consent for a background check, and

•	The candidate’s consent to serve as a director, if nominated and elected.

To be considered by the Committee for the slate recommended in the proxy statement for the 2008 annual meeting, shareholders should submit any director recommendation and all required information to the Secretary no later than May 31, 2008.

Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth elsewhere in this Proxy Statement under the heading “2008 Annual Meeting.”

Director Communications

Shareholders and other interested parties may contact any or all of the Company’s Directors by writing to the Board of Directors or to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. They may also submit an email to the Lead Director, the chair of the Audit Committee or the non-employee Directors as a group, by filling out the email form on the Company’s website at www.ir.avnet.com/governance.cfm under the caption “Board of Directors Committee Composition.”

Communications received are distributed to the Board, or to any individual Director or group of Directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of

Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee Director upon request.

Code of Conduct

The Company has adopted a Code of Conduct that applies to Directors, officers and employees, including the Chief Executive Officer and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.ir.avnet.com/documents.cfm. Any future amendments to, or waivers for executive officers and Directors from, certain provisions of the Code of Conduct, will be posted on the Company’s website.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices, including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, Human Resources representative or the Code of Conduct Advisor(s) assigned to their facility to report and discuss matters of concern.

All persons, including employees, may contact:

•	The Legal Department, at (480) 643-7106, or at 2211 South 47th Street, Phoenix, Arizona 85034.

•	The Ethics Advice Line at 1-800-861-2899 (within the United States) or via email at ethicsadviceline@avnet.com. Calls and emails to the Ethics Advice Line will be treated confidentially as necessary and permitted by law, and may be made on an anonymous basis.

Lead Director

The Board of Directors has established a rotation system for Lead Director service. Each Independent Director serves as the Lead Director from time to time as service rotates among the Independent Directors on an annual basis. Mr. Lawrence W. Clarkson currently serves as the Lead Director. Mr. Ehud Houminer will be the Lead Director serving a one year term beginning upon the adjournment of the Board of Directors meeting immediately following the Annual Meeting of the shareholders on November 8, 2007.

The Lead Director has the following responsibilities:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Setting meeting agendas for the executive sessions of the Independent Directors;

•	Reviewing information to be sent to the Board and the proposed agenda for Board meetings;

•	Reviewing Board meeting schedules to ensure sufficient time for discussion of all agenda items;

•	Helping ensure adequate distribution of information to members of the Board in a timely manner;

•	Having the authority to call meetings of the Independent Directors; and

•	Performing such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Executive Sessions

To promote free and open discussion and communication, non-management Directors meet in executive session without management present at regularly scheduled Board meetings. Non-management Directors may meet at other times at the discretion of the Lead Director or upon the request of any Independent Director. Executive sessions are chaired by the Lead Director.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines providing that each Director should own, within four years of joining the Board, 10,000 shares of Avnet Common Stock. Shares that are awarded to Directors as part of director compensation, as well as Phantom Share Units acquired by Directors under the Avnet Deferred Compensation Plan for Outside Directors, count towards the ownership requirements under the guidelines, but options, even if vested, do not. All Directors are in compliance with this requirement.

Avnet Website

In addition to the information about Avnet and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.avnet.com, including information about the Company’s management team, products and services and its corporate governance practices.

The corporate governance information on Avnet’s website includes the Company’s Corporate Governance Guidelines, the Code of Conduct, the charters for each of the standing committees of the Board of Directors, how a shareholder can nominate a director candidate for election and how shareholders and other interested parties can communicate with the Lead Director, the chair of the Audit Committee and the non-employee Directors. In addition, amendments to the Code of Conduct and waivers granted to the Company’s Directors and executive officers under the Code of Conduct, if any, will be posted in this area of the website. These documents can be accessed at www.ir.avnet.com/documents.cfm. Printed versions of the Corporate Governance Guidelines, the Code of Conduct and the charters for the Board committees can be obtained, free of charge, by writing to the Company at: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034.

In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as Section 16 filings made by any of the Company’s executive officers or Directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investor Relations — SEC Filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”).

This information about Avnet’s website and its content, together with other references to the website made in this Proxy Statement, is for information only. The content of the Company’s website is not and should not be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the Securities and Exchange Commission.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Avnet’s Board of Directors held seven meetings during fiscal 2007 — four regular quarterly meetings, a meeting held in connection with management’s presentation of its annual strategic plan and two special meetings. The non-management Directors met separately in executive session four times during fiscal 2007.

During fiscal 2007, each Director standing for re-election attended at least 75% of the combined number of meetings of the Board held during the period for which the Director served and of the committees on which such Director served. All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting of shareholders. All of the Directors standing for election attended Avnet’s 2006 annual meeting of shareholders.

The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Corporate Governance Committee and Finance Committee. Each committee reports regularly to the full Board and annually evaluates its performance. The members of the committees are identified in the following table.

Corporate
Director	Audit	Compensation	Governance	Finance

Eleanor Baum	✓		✓
J. Veronica Biggins		✓	✓
Lawrence W. Clarkson			✓	Chair
Ehud Houminer	✓	✓
James A. Lawrence	Chair			✓
Frank R. Noonan	✓			✓
Ray M. Robinson		Chair		✓
Gary L. Tooker		✓	Chair

Audit Committee

The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate audit and independent registered public accounting firm, and compliance with legal and regulatory requirements, as well as the Company’s internal ethics and compliance program and enterprise risk management activities. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. All of the members of the Audit Committee are independent under Avnet’s Director Independence Standards and also meet the additional requirements for audit committee independence established by the SEC. The Board of Directors has determined that three members of the Committee (Messrs. Houminer, Lawrence and Noonan) qualify as “audit committee financial experts,” as defined in rules adopted by the SEC. Please see the Audit Committee Report set forth elsewhere in this Proxy Statement for more information about the Committee and its operations. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2007, the Audit Committee held thirteen meetings.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving compensation of all of the Company’s executive officers other than the CEO and for evaluating the performance of the CEO and, on the basis of such evaluation, for recommending to the Independent Directors the CEO compensation for consideration and approval. In addition, the Compensation Committee administers all of Avnet’s equity compensation plans and oversees Avnet’s diversity and community relations programs. All of members of the Committee meet the independence requirements of the New York Stock Exchange listing standards and the independence standards adopted by the Board of Directors. The Committee operates under a written charter that outlines the purpose, member qualifications, authority and responsibilities of the Committee. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. A copy of the Committee charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2007, the Compensation Committee held six meetings.

Corporate Governance Committee

The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent under Avnet’s Director Independence Standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2007, the Corporate Governance Committee held four meetings.

Finance Committee

The Finance Committee is responsible for evaluating the Company’s short and long-term financing needs and capital structure and for making recommendations about future financing. The Committee also oversees the administration of the Avnet Pension Plan and Trust and the Avnet 401(k) Plan and Trust. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The Committee’s charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2007, the Finance Committee held five meetings.

Executive Committee

The Board of Directors has also established an Executive Committee, which is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is comprised of the Chairman and four other Directors. All of the Independent Directors rotate service on the Executive Committee. The Executive Committee did not meet in fiscal 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine Directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as Directors of Avnet of the nine persons listed below. Each nominee has consented to being named herein and to serving if elected. All of the nominees listed below were most recently elected as Directors at the Annual Meeting of Shareholders held on November 9, 2006.

Directors will be elected by a plurality of the votes properly cast at the Annual Meeting. Only votes cast “for” the election of Directors will be counted in determining whether a nominee for Director has been elected. Thus, shareholders who do not vote, or who withhold their vote, will not affect the outcome of the election. Under the Corporate Governance Guidelines, however, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the election results. The Board must then determine whether to accept the director’s resignation in accordance with the procedures set forth in the Corporate Governance Guidelines and publicly announce the results of its deliberation.

In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under Avnet’s By-laws, any such vacancy may be filled by a majority vote of the Directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board to eliminate the vacancy.

The information set forth below as to each nominee has been furnished by such nominee as of September 10, 2007:

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Eleanor Baum	67	1994	Dean of the School of Engineering of The Cooper Union for the Advancement of Science & Art, New York, NY since 1987. Dr. Baum is also a director of Allegheny Energy, Inc., a utility holding company, and former director of United States Trust Company (1991-2007); the former Chair of the New York Academy of Sciences (1998-1999); former Chair of the Engineering Workforce Commission (1999-2002); Dr. Baum is a Trustee of Embry Riddle University and serves on various advisory boards to universities, government agencies and industry groups.
J. Veronica Biggins	60	1997	Director of HNCL Search as of September 2007. Formerly, Senior Partner at Heidrick & Struggles International, Inc., an executive search firm, since 1995. Prior to that, Ms. Biggins was Assistant to the President of the United States. Ms. Biggins is also a director of AirTran Holdings, Inc., parent company to Airtran Airways, and Kaiser Permanente of Georgia, a non-profit HMO.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Lawrence W. Clarkson	69	1998	Retired Senior Vice President of The Boeing Company (April 1994 — February 1999) and President of Boeing Enterprises (January 1997 — February 1999), a manufacturer of aerospace, aviation and defense products. Director of Hitco Carbon Composites and Intelligenxia, Inc., dba IxReveal, developer of IxReveal software. Vice Chairman of The National Bureau of Asian Research; director of the U.S. Pacific Basin Council and the National Center for Asia Pacific Economic Cooperation.
Ehud Houminer	67	1993	Executive in residence at Columbia Business School, Columbia University, New York since 1991. Mr. Houminer is also a director of various Dreyfus mutual funds. Member of the Board of Overseers of the Columbia Business School and chairman of the advisory board of the honors MBA program at the School of Management at Ben Gurion University.
James A. Lawrence	54	1999	Chief Financial Officer of Unilever PLC effective September 2007. Mr. Lawrence previously served as Vice Chairman and Chief Financial Officer of General Mills, Inc., a consumer foods company (October 1998 — August 2007), Executive Vice President and Chief Financial Officer of Northwest Airlines (1996-1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992-1996). Mr. Lawrence is also a director of British Airways PLC and Physicians Formula Holdings, Inc.
Frank R. Noonan	65	2004	Retired Chairman and Chief Executive Officer of R. H. Donnelley Co. (1991 — 2002), publisher of yellow pages directories. Mr. Noonan is also a director of NewStar Financial, Inc.
Ray M. Robinson	59	2000	Non-executive Chairman of the Board of Citizens Trust Bank, the largest African-American owned bank in the southeast United States, trading as Citizens Bancshares. Vice Chairman of East Lake Community Foundation. Previously President of AT&T Southern Region Business Services Division from 1995 — 2003. Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc., a provider of lighting products and specialty chemicals, AMR Corp., the parent company of American Airlines and ChoicePoint Inc., a provider of identification and credential verification services.
Gary L. Tooker	68	2000	Independent consultant (2000 — current); Retired Chairman of the board of directors of Motorola, Inc. (1997-1999); former Vice Chairman and Chief Executive Officer of Motorola, Inc. (1994-1996); former director of Motorola (until May 2001). Mr. Tooker is also a director of Eaton Corporation, a diversified industrial manufacturer.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Roy Vallee	55	1991	Chairman of the Board and Chief Executive Officer of Avnet since June 1998; prior thereto, Vice Chairman of the Board (November 1992 to June 1998) and President and Chief Operating Officer of Avnet (March 1992 to June 1998). Mr. Vallee is also a director of Synopsys, Inc., a developer of software for semiconductor design, and Teradyne, Inc., a supplier of automatic test equipment for the electronics and telecommunications industries.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independence, qualification and performance of the Company’s corporate auditor and its independent registered public accounting firm, and compliance with legal and regulatory requirements. The Audit Committee operates under a written charter, which sets forth its purpose, member qualifications, authority and responsibilities. The Audit Committee reviews its charter on a regular basis and most recently reviewed and amended it at the Committee’s regularly scheduled meeting on August 9, 2007. The charter is available on the Company’s website at www.ir.avnet.com/governance.cfm.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels and reporting and follow-up procedures. The Audit Committee also oversees the Company’s efforts and plans in enterprise risk management. In addition, the Audit Committee oversees the Company’s internal ethics and compliance program. The Audit Committee also meets quarterly with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), and with the Company’s Director of Corporate Audit, the Chief Financial Officer and the Chief Ethics and Compliance Officer in separate, executive sessions. Management has responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the system of internal controls.

The Audit Committee meets with KPMG and management to review the Company’s interim financial results before publication of the Company’s quarterly earnings press releases and the filing of the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. The Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Committee on the status and fees for all such projects.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2007 with management and KPMG. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting estimates, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications.” KPMG provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with KPMG its independence. The Audit Committee has concluded that KPMG is independent from the Company and its management. KPMG also discussed with the Committee its internal quality control procedures and the results of its most recent peer review. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission.

James A. Lawrence, Chair
Ehud Houminer
Eleanor Baum
Frank Noonan

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides information relating to fees charged for services performed by KPMG LLP, the Company’s independent registered public accounting firm, in both fiscal 2007 and fiscal 2006.

	Fiscal 2007	Fiscal 2006

Audit Fees	$5,827,300	$5,871,119
Audit-Related Fees	174,540	99,357
Tax Fees	1,342,450	1,030,913
All Other Fees	—	—

TOTAL	$7,344,290	$7,001,389

Audit Fees.  In both years, Audit Fees consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, statutory audits required for the Company’s subsidiaries and assistance with registration statements filed by the Company, including comfort letters and consents. Audit Fees also include fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  In both years, Audit-Related Fees included certain compliance-related agreed-upon procedures and assistance with certain acquisition due diligence efforts.

Tax Fees.  In both years, Tax Fees consisted primarily of assistance with respect to global tax compliance (federal, international, state and local), tax audits, a tax-related transfer pricing study, tax-related due diligence in connection with certain acquisitions and expatriate tax services.

All services to be provided by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires the Audit Committee’s pre-approval of all services to be performed by the Company’s independent registered public accounting firm. In each case, pre-approval is required either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve projects up to $250,000 and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Audit Committee on the status and fees for all projects.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS

The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at September 10, 2007 by (a) persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of Avnet’s outstanding Common Stock (“5% Holders”), (b) each Director and director nominee of Avnet, (c) each of the named executive officers, and (d) all Directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

		Stock	Total
		Options	Common
		Exercisable	Stock		Percent		Total
	Common	Within	Beneficially		of	Phantom	Equity
Name	Stock(a)	60 Days	Owned		Class	Shares(b)	Interest

5% Holders
Barclays Global Investors, NA.	20,718,764		20,718,764	(1)	14.03%
45 Fremont Street San Francisco, CA 94105
FMR Corp. et al	14,343,507		14,343,507	(2)	9.6%
82 Devonshire Street Boston, MA 02109
First Pacific Advisors LLC	10,618,800		10,618,800	(3)	7.2%
11400 W. Olympic Blvd., Suite 1200 Los Angeles, CA 90064
AXA Financial, Inc. et al	8,422,479		8,422,479	(4)	5.7%
1290 Avenue of the Americas New York, NY 10104
Directors and Named Executive Officers
Eleanor Baum	15,203	1,025	16,228		*	1,476	17,704
J. Veronica Biggins	10,000	1,025	11,025		*	10,285	21,310
David R. Birk	46,659	30,864	77,523	(5)	*	—	77,523
Lawrence W. Clarkson	9,277	1,025	10,302		*	8,114	18,416
Harley Feldberg	51,348	107,731	159,079	(6)	*	—	159,079
Richard Hamada	64,004	24,370	88,374	(7)	*	—	88,374
Ehud Houminer	24,140	1,025	25,165		*	—	25,165
James A. Lawrence	26,642	1,025	27,667		*	—	27,667
Frank R. Noonan	1,000	3,800	4,800	(8)	*	14,458	19,258
Ray M. Robinson	10,755	1,025	11,780		*	9,090	20,870
Raymond Sadowski	80,964	158,075	239,039	(9)	*	—	239,039
Gary L. Tooker	21,035	16,950	37,985	(10)	*	12,536	50,521
Roy Vallee	289,586	1,579,537	1,869,123	(11)	1.23%	—	1,869,123
All directors and executive officers as a group (18 persons)			2,837,656		1.87%

*	Less than 1%.

(a)	This column includes incentive shares allocated but not yet delivered (to executive officers).

(b)	This column indicates the number of phantom shares owned by non-employee Directors. Phantom shares owned under the Avnet, Inc. Deferred Compensation Plan for Outside Directors are to be settled 1 for 1 in the Company’s Common Stock after cessation of membership on the Board or upon change in control of the Company. Under this plan, Directors can defer fees otherwise payable in cash for service as a member of the Board or any of its committees into a cash or phantom share account and can elect to receive phantom shares in lieu of the portion of compensation paid in Common Stock.

(1)	The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on April 9, 2007, by Barclays Global Investors, NA on behalf of a group of Barclay’s entities or affiliates which reflects sole voting power with respect to 19,181,990 shares and sole dispositive power with respect to 20,718,764 shares.

(2)	The number of shares beneficially owned is based on information provided in a Schedule 13G (Amendment No. 7) filed with the Securities and Exchange Commission on July 10, 2007, by FMR Corp. on behalf of a group of FMR’s entities or affiliates which reflects sole voting power with respect to 2,653,261 shares and sole dispositive power with respect to 14,343,507 shares beneficially owned by FMR Corp., a parent holding company.

(3)	The number of shares beneficially owned is based upon information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007. First Pacific Advisors LLC has shared voting power with respect to 4,088,200 shares and shared dispositive power with respect to 10,618,800 shares.

(4)	The number of shares beneficially owned is based on information provided in a Schedule 13G (Amendment No. 7) filed with the Securities and Exchange Commission on February 13, 2007 pursuant to a Joint Filing Agreement on behalf of AXA’s entities or affiliates with sole power to vote or direct the vote with respect to 4,964,159 shares, sole power to dispose or direct the disposition with respect to 8,422,479 shares and shared power to vote or direct the vote with respect to 46,810 shares.

(5)	Includes 20,348 Incentive Shares allocated but not yet delivered.

(6)	Includes 28,297 Incentive Shares allocated but not yet delivered. Also includes 23,051 shares of Common Stock held by a family trust for which Mr. Feldberg is a trustee.

(7)	Includes 38,925 Incentive Shares allocated but not yet delivered. Also includes 23,431 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(8)	Includes 1,000 shares of Common Stock held by a trust for which Mr. Noonan is a trustee.

(9)	Includes 24,065 Incentive Shares allocated but not yet delivered.

(10)	Includes 21,035 shares of Common Stock held by a family trust for which Mr. Tooker is a trustee.

(11)	Includes 121,471 Incentive Shares allocated but not yet delivered. Also includes 160,094 shares of Common Stock held by a family trust for which Mr. Vallee is a trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Avnet’s Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2007 all such filing requirements were complied within a timely manner by all Directors and executive officers except for (a) Messrs. Birk, Church, Feldberg, Hamada, Kamins, Phillips, Sadowski, Smith and Vallee each of whom, due to an administrative error, filed one Form 4 after the required filing date; and (b) Mr. Church reported six transactions by his son and daughter on a Form 5 filed in July 2007.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are:

Name	Age	Office

Roy Vallee	55	Chairman of the Board and Chief Executive Officer
David R. Birk	60	Senior Vice President, Secretary and General Counsel
Steven C. Church	58	Senior Vice President and Chief HROD Officer
Harley Feldberg	54	Senior Vice President and President of Avnet Electronic Marketing
Richard P. Hamada	49	Senior Vice President and Chief Operating Officer
Edward Kamins	58	Senior Vice President and Chief Operational Excellence Officer
John Paget	58	President of Avnet Technology Solutions
Steven R. Phillips	44	Vice President and Chief Information Officer
Raymond Sadowski	53	Senior Vice President, Chief Financial Officer and Assistant Secretary
James N. Smith	61	President of Avnet Logistics Services

Mr. Vallee joined the Company in February 1977 and has been Chairman of the Board and Chief Executive Officer since June 1998. Prior thereto, he served as Vice Chairman of the Board from November 1992 until June 1998 and also President and Chief Operating Officer from March 1992 until his election as CEO in June 1998.

Mr. Birk has been Senior Vice President of Avnet since November 1992. Mr. Birk was elected Vice President and General Counsel in September 1989 and previously held the position of Secretary from July 1997 until November 2003 and was re-elected to the position of Secretary in January 2005. In June 2007, Mr. Birk was elected to the Board of Directors of UAP Holding Corp., which distributes agricultural and non-crop inputs to the U.S. and Canada.

Mr. Church has been Senior Vice President of Avnet since November 1995 and currently serves as Chief Human Resources and Organizational Development Officer. Mr. Church previously served as President of Avnet Electronics Marketing Americas from 1994 to 2001 and co-President of Electronics Marketing from August 1998 to April 2001. Prior thereto, Mr. Church held various positions with Avnet including President of Hamilton Hallmark, Vice President of Corporate Marketing for Hamilton Hallmark and President of Avnet’s OEM Marketing Group.

Mr. Feldberg became an executive officer in July 2004 when he was promoted to President of Avnet Electronics Marketing. Mr. Feldberg previously served as President of Avnet Electronics Marketing Americas from June 2002 until June 2004 and has served as a corporate Vice President since November 1996. Mr. Feldberg served as President of Avnet Electronics Marketing Asia from December 2000 to June 2002.

Mr. Hamada was appointed as Chief Operating Officer in July 2006 and has been Senior Vice President of Avnet since November 2002. Mr. Hamada served as the President of the Computer Marketing operating group from January 2002 until July 2003 and was appointed Vice President of Avnet in November 1999.

Mr. Kamins has been Senior Vice President of Avnet since November 2000 and was Chief Information Officer for two years before taking on the role of Chief Operational Excellence Officer in July 2005. Prior thereto, he served as President of the Applied Computing operating group from its formation in October 1999 until July 2003. Mr. Kamins served as a Vice President of Avnet from November 1999 to November 2000 and previously held various management positions since he joined Avnet in 1996. Mr. Kamins is a director of Interdigital Inc. and Calence LLC.

Mr. Paget joined the Company in March 2007 as President of Avnet Technology Solutions. Before joining Avnet, Mr. Paget was President of the Technology Solutions Division of Synnex Corporation from May 2004 to February 2007. Prior thereto, he held the position of Senior Vice President and General Manager of GE Technology Financial Services from January 2003 to May 2004. Mr. Paget served as President and Chief Executive Officer of GE Access from November 2000 to May 2003.

Mr. Phillips is Vice President and Chief Information Officer of Avnet. He joined Avnet with the July 2005 acquisition of Memec where he had served as Senior Vice President and Chief Information Officer since May 2004. Prior to joining Memec, Mr. Phillips was Senior Vice President and Chief Information Officer for Gateway Inc. He joined Gateway in June 1999 and served as Vice President of Information Technology in London and San Diego before his appointment in August 2003 as Chief Information Officer.

Mr. Sadowski has been Senior Vice President of Avnet since November 1992 and Chief Financial Officer since February 1993. Prior thereto, Mr. Sadowski has held various management positions in Avnet’s finance organization including the position of Controller.

Mr. Smith joined Avnet in 2000 and was promoted to President of Avnet Logistics in June 2006. He previously served as Senior Vice President of Warehousing & Distribution Worldwide for Avnet Logistics from October 2004 to June 2006 and served as Senior Vice President and Director of operations for Avnet Electronics Marketing Americas from October 2000 to September 2004.

Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2007 Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K. This Report is provided by the following independent directors, who comprise the Committee:

Ray M. Robinson, Chair
J. Veronica Biggins
Ehud Houminer
Gary Tooker

COMPENSATION DISCUSSION AND ANALYSIS

Avnet’s compensation programs are designed to be performance-based, with individual pay linked to key financial objectives of the Company, with appropriate balance between short and long term Company goals. The ultimate objective of the compensation program is to attract and retain the talent critical to the long term success of Avnet in creating shareholder value.

This CD&A describes the overall compensation practices at Avnet and specifically describes total compensation for the named executive officers included in the Summary Compensation Table.

Compensation Philosophy and Objectives

Avnet’s compensation philosophy may be best characterized as pay for performance and pay at risk.

The more responsibility executives have for the Company’s performance over time, the more their pay is determined by the degree to which certain performance goals are reached. That part of compensation is generally referred to as “at risk” pay and is one of the fundamental ways in which the Company aligns executive pay with stockholder interests.

This compensation philosophy translates into the following two principles in Avnet’s executive compensation design:

1.	Base salary should decrease as a percentage of total direct compensation as the executive’s responsibilities increase.

As employees move to higher levels of responsibility with more direct influence over the Company’s performance, they have a higher percentage of pay at risk.

2.	The ratio of long-term incentive compensation (equity) to short-term incentive compensation (cash) should increase as the executive’s responsibilities increase.

Avnet expects executives to focus on the Company’s long-term success in achieving profitable growth and generating greater shareholder return. The compensation program is designed to motivate executives to take actions best aligned toward achieving such goals. Executives in positions that most directly affect corporate performance should have as their main priority profitably growing the Company. Receiving part of their compensation in the form of equity reinforces the link between their actions and shareholders’ investment. Equity ownership encourages executives to behave like owners and provides a clear link with shareholders’ interests.

Overview of Avnet’s Executive Compensation Practices

Role of the Compensation Committee  The Compensation Committee of the Board of Directors (the “Committee”) has traditionally had the primary responsibility for the approval and implementation of the compensation program for the Chief Executive Officer (“CEO”) and the other executive officers. During the first quarter of each new fiscal year, the Committee leads the Board in conducting an annual assessment of the performance of the CEO in light of the performance goals and objectives that had been established for the Company and for the CEO in particular for the preceding fiscal year. The Committee also solicits input from each Director using a written form of CEO evaluation adopted by the Board, analyzes the input and reports back to the full Board. The results of the evaluation are discussed with the CEO and are then considered by the Committee in setting new goals and the compensation plan for the CEO for the new fiscal year. Under the current Committee charter, the recommended CEO compensation plan will be submitted each year to all of the independent members of the Board for their consideration and approval. In addition to its responsibilities in respect of the CEO compensation, the Committee reviews and approves the compensation of all other executive officers of the Company.

In assessing the propriety and competitiveness of the total compensation plans for the CEO and the other executive officers, the Committee considers total compensation opportunities, both short- and long-term, while at the same time focusing attention on the competitiveness of each component of compensation. Actual incentive payouts, actual value received from long-term incentive awards and actual overall compensation levels may vary from the targeted levels based on Avnet’s consolidated and business unit performance. The overall mix of pay components is monitored and compared to the practices of other companies to ensure that appropriate pay leverage is maintained in each overall compensation package including equity-based incentives which emphasize long-term shareholder value creation.

Role of Management  At the beginning of each fiscal year, the CEO evaluates the performance of the Chief Operating Officer (“COO”); and the CEO or COO evaluate the performance of the other executive officers against the strategic operating plan for the prior fiscal year. In addition, the CEO’s and the COO’s evaluations of individual performance also focus on executive officers’ leadership abilities, including their professional development and mentoring of their direct reports. This additional evaluation is carried out by evaluating, on a quarterly and annual basis, each executive officer’s performance against a set of specific

“critical performance factors” (“CPFs”) mutually set and agreed upon by the executive officer and the CEO or COO, as the case may be. Examples of CPFs for the named executive officers include:

•	Direct and improve the process for acquisitions and the integration of acquisitions

•	Design and teach one course for the Company’s global executive leadership development program in the area of responsibilities

•	Provide at least quarterly updates to direct reports regarding impact plans and actions resulted from the FY07 employee satisfaction survey.

•	Lead the Company’s efforts in cost and efficiency improvements throughout the organization

•	Leverage the benefits of “globalizing” the Company

Each executive officer is also evaluated on his commitment to Avnet’s “core values”. These core values are:

•	Integrity;

•	Customer Service;

•	Accountability;

•	Team Work; and

•	Innovation.

These core values form the foundation of Avnet’s performance- and values-based culture in developing its overall strategies focused on profitable growth, operational excellence and people development — the driving forces behind Avnet’s march toward becoming the premier technology marketing, distribution and services company, globally.

The CEO and COO, in consultation with the Chief Human Resources and Organizational Development Officer (CHROD), then develop compensation recommendations for the other executive officers. Factors that are weighed in making individual target compensation recommendations include:

•	the performance review conducted by the CEO or the COO;

•	value of the job in the marketplace;

•	relative importance of the position within the executive ranks;

•	individual tenure and experience; and

•	individual contributions to the Company’s results.

The CEO or COO review of an executive officer’s performance with respect to his or her CPFs and commitment to Avnet core values is not directly tied to the executive officer’s compensation. Such reviews, however, heavily influence the CEO’s and/or COO’s assessment of an executive officer’s readiness for the types of responsibilities typically associated with a particular position. Once an executive officer’s role and responsibilities are defined, “value of the job in the marketplace” and “relative importance of the position within the executive ranks” are the most determinative factors in setting the proper compensation plan for that executive officer, adjusted to take into consideration the executive officer’s tenure and experience. “Individual contribution,” as used in this CD&A, refers to the contribution from the business unit or support unit over which an executive officer has direct responsibility or Avnet’s overall results in the case of corporate executives.

At the Committee’s regularly scheduled meeting in August, the CEO presents the findings and compensation recommendations for each executive officer to the Committee for its review and consideration. The CHROD assists the Committee in its deliberations with respect to CEO compensation and in gathering market and industry data and analyses relating to CEO compensation. The other executive officers, except as described above, do not play a role in setting executive officer compensation.

Role of Compensation Consultants and Benchmarking  The Committee assesses the competitiveness of the Company’s executive compensation program against three types of references. One type of reference the Committee uses in its annual review of executive compensation are the most current compensation statistics for comparable executive positions at a group of industry peers, which statistics are taken from such companies’ respective filings with the SEC. These industry peer companies include Agilysys, Arrow Electronics, Ingram Micro, and Tech Data. The second type of reference the Committee uses are results of independent executive compensation surveys provided by the Committee’s outside compensation consultant or by the Company’s CHROD at the request of the Committee, as the Committee deems necessary. The companies participating in such surveys include an array of companies including companies in the distribution of technology products or services sector with broad global scale and scope, companies with significant brand equity, companies that are recognized for best practices and companies with which the Company competes for talent.

While the executive compensation statistics from the industry peers provide the Committee with specific and concrete reference to the competitiveness of the Company’s executive compensation, the results of the other non-peer executive compensation surveys offer the broader context in which the compensation statistics of the industry peers and of the Company are reviewed for reasonableness and competitiveness. In addition and as the third set of reference, the Committee always conducts its annual executive compensation review with the Company’s past compensation practices and traditions in mind. The Committee believes that each of the three types of references described above serves a different purpose and, together, provide a balanced framework within which the Committee deliberates on the Company’s annual executive compensation review. Against this backdrop, the Committee further believes that, as a general rule, it would formally engage an independent compensation consultant at least once every three years to augment its annual review process. The Committee most recently engaged its own compensation consultant (Mercer Human Resource Consulting) in 2005.

Deductibility of Executive Compensation  Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) disallows a federal income tax deduction to publicly held companies for certain compensation paid to the Company’s chief executive officer and four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance based” as defined in the Section 162(m) regulations.

In designing the Company’s compensation programs, the Committee carefully considers the effect of Section 162(m) together with other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue taking, appropriate actions, to the extent it believes desirable, to preserve the deductibility of annual incentive and long-term compensation.

Components of Executive Compensation

Executive compensation consists of three components — base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity. The Committee believes that these three components serve different purposes and, together, serve the best interests of the Company and its shareholders.

Base Salary  Base salary is the guaranteed element of an executive’s annual cash compensation. The value of base salary reflects the executive’s long-term performance, skill set and the market value of that skill set. As is described in more detail under the heading “Employment Agreements and Change in Control Agreements” in this Proxy Statement, each of the named executive officers has an employment agreement, which provides for an annual review of total compensation, including base salary. Each year, the Company undertakes the process described above in this CD&A in the “Overview of Avnet’s Compensation Practices.” As noted above, the Committee uses market and industry compensation data, gathered from multiple sources, to test for reasonableness and competitiveness of the Company’s compensation program. Base salaries are not automatically increased if the Committee (or the independent directors in the case of the CEO’s base salary) believes that other elements of compensation are more appropriate in light of the stated goals and objectives.

Annual Cash Incentive Compensation  In addition to base salary, executive officers are eligible to receive annual incentive cash compensation based on the performance of the Company and business unit (where appropriate). The Company adopted the Executive Incentive Plan (the “Incentive Plan”) in September 2002. The Incentive Plan was approved by shareholders at the Company’s 2002 annual meeting and is included as Proposal 2 in this Proxy Statement for reapproval by the shareholders in order for the incentive compensation payments pursuant to the Incentive Plan to continue to qualify as deductible expense under Section 162(m) of the Internal Revenue Code of 1986, as amended. Cash incentive awards are tied to performance goals measuring, depending on the executive, performance of either operating income, pre-tax income or net income to budgeted levels, adjusted by a factor measuring performance of return on working capital or return on total capital employed against pre-established goals. Performance goals for operating group presidents are weighted more heavily on the performance of the applicable operating group but contain a component based on the performance of the entire Company as well. Generally, the Committee sets the threshold, target and maximum levels so that the relative difficulty of achieving the target level is consistent from year to year. Even though the payout amount can vary greatly from year to year, the objective is to be at target, on average, over a period of years with the expectation of successful execution of the business plan. The table below outlines the payout factor (or multiple range) that applies to each performance level.

Performance Level	Payout Range

Below threshold	0%
At threshold but less than 95% of target	25% - 90%
Between 95% and 105% of target	95% - 105%
Between 106% and target maximum	110% - 225%

For fiscal 2007, Mr. Vallee’s annual cash incentive compensation (column (g) of the Summary Compensation Table or SCT) earned represents 138% of his targeted cash incentive compensation based upon the Company’s actual consolidated net income and return on capital employed for fiscal year 2007 as compared with the targeted pre-established goals. The annual cash incentive compensation for the other named executive officers in the SCT represents a range of 118% to 138% of targeted cash incentive compensation based upon achievements (actual vs. budgeted) of the Company’s and the applicable business unit’s pre-tax income, net income or return on capital employed, as the case may be.

In addition to the Incentive Plan, the Committee may also establish other bonus or incentive programs and may grant discretionary bonuses as it deems appropriate. No additional bonuses were paid to named executive officers for fiscal 2007.

Long-Term Incentive Compensation  The Committee grants long-term incentive compensation awards under the Company’s Long Term Incentive Plan (“LTIP”) based generally on each executive’s individual contribution in a particular fiscal period and the executive’s potential to contribute to the long-term success of the Company. The Committee believes in the importance of equity ownership for all executive officers for purposes of incentive, retention and alignment of interests with shareholders. During the 2007 fiscal year, the Committee awarded long-term incentive compensation pursuant to the 2003 Stock Compensation Plan (the “2003 Plan”), under which options, restricted stock, stock appreciation rights and other equity-based awards could be granted. The 2003 Plan and all other equity plans were terminated upon the approval by the shareholders at the November 2006 annual meeting of shareholders of the 2006 Stock Compensation Plan (the “2006 Plan”), which provides for substantially the same types of equity-based awards that could be granted under the 2003 Plan.

•	Incentive Shares Under the 2003 Plan — and now under the new 2006 Plan — the Committee (or the Independent Directors as a group in the case of the CEO) grants annual allocations of restricted stock units of the Company’s Common Stock (“RSU”) to employees of the Company, including the

CEO and other executive officers. The Committee makes allocations of RSUs, usually in August of each year at a regularly scheduled meeting of the Committee, in recognition of operating results achieved by the Company as a whole or by particular operating groups or business units in the immediate past fiscal year. RSUs allocated vest in five installments, with the first installment to vest in January of the following year and the balance to vest in four equal annual installments thereafter, contingent upon continued employment (except in the case of death, disability or retirement of the employee).

•	Stock Options The Committee grants options under the 2006 Plan (previously the 2003 plan) to executive officers and other employees in consideration of their potential to contribute to the long-term success of the Company and in order to align their interests with those of the Company’s shareholders. The Committee has the authority under the plan to make awards of stock options from time to time, in its discretion, based on its evaluation of accomplishments achieved by an executive or other employee, upon a promotion or upon the hiring of an executive. In practice, however, stock options are generally granted on an annual basis in August. The only other options grants the Committee would consider making are in connection with a new hire or promotion. All stock options granted by the Company during fiscal 2007 were granted with an exercise price equal to the closing price of the Common Stock on the date of grant and, accordingly, will have value only if and to the extent the market price of the Common Stock increases after that date. Stock options granted vest in four equal annual installments on the first through the fourth anniversary of the grant date.

•	Performance Shares The Committee undertook a study of the Company’s equity compensation program in 2005 with input from Mercer Human Resource Consulting, an independent compensation consultant engaged by the Committee. The study took into account factors such as the competitive landscape and changes in accounting rules, with the objective to ensure that the Company’s compensation of its employees, including the executive officers, will remain competitive and more closely linked to the Company’s generation of economic profits and be further aligned with shareholders’ long term interests.

As a result of this study, beginning with the Company’s fiscal year 2006, the Committee provided eligible employees, including the CEO and other executive officers, with a portion of their long-term equity-based incentive compensation in the form of performance-based stock units (“PSUs”). These PSUs were awarded under the terms of the 2003 Plan. The PSUs provide for payment to each grantee of a number of shares of the Company’s Common Stock at the end of a three-year period based upon the Company’s achievement of performance goals established by the Committee at the beginning of each three-year period. These performance goals are based upon a three-year cumulative increase in the Company’s absolute economic profit (referred to as “EP” in the table below) over the prior three-year period and the increase in the Company’s economic profit relative to the increase in the economic profit of a peer group of corporations, as may be adjusted by the Committee to exclude the impact of certain items such as those related to acquisitions and restructurings. The adjustments are intended to ensure that award payments represent actual shareholder value creation and are not artificially inflated or deflated due to such items either in the award year or the previous (comparator) year(s). Starting in fiscal 2008, performance shares will be awarded under the 2006 Plan. The following table outlines the payout factors that applies to various performance levels.

		Percentage of Performance Stock Units Vesting

	Maximum:	50%	100%	150%	200%
	>= +5.0%
3-year Size Adjusted	Target:	25%	50%	100%	150%
Cumulative EP	0.0% to 0.5%
Improvement	Threshold:	0%	25%	50%	150%
(Relative)	−5.0%
	Below Threshold:	0%	0%	25%	50%
	<−5.0%
		Below	Threshold:	Target:	Maximum:
		Threshold:
		<$ MM	$MM	$MM	$>=$

		3-year Cumulative EP Improvement (Absolute)

By the way of example, under the above payout matrix, an eligible executive would not receive any of the PSUs allotted to the executive for a given plan cycle if the Company’s 3-year cumulative EP improvement achieved on both an Absolute and Relative basis were below “Threshold.” The executive would receive 50% of the allotted PSUs if the Company’s 3-year cumulative EP improvement achieved the “Target” on either the Relative or Absolute axis but achieved only “Threshold” on the other axis. The same executive would receive up to 200% of the allotted PSUs if the Company’s 3-year cumulative EP improvement reached the stated “Maximum” goal on both the Absolute and Relative axis. The first 3-year cycle under Performance Share program started in fiscal 2006 and runs through the end of fiscal 2008. No payout has yet been made under this program, but based upon the Company’s performance to date, a payout is expected in September 2008. Under the terms of the Performance Share award, which terms have been filed with the SEC, receipt of the PSUs is also contingent upon continued employment on the delivery date in all cases except in the case of death, disability or retirement in which case an eligible executive would be entitled to receiving a pro rata number of PSUs (in the case of death or disability) or all of the PSUs (in the case of retirement) earned for the 3-year program cycle.

Equity Grant Practices  As was mentioned earlier in this CD&A, the exercise price of each stock option awarded to the executive officers under the LTIP is the closing price of Avnet stock on the date of grant, which typically is the date of the regularly scheduled meeting of the Compensation Committee in August of each year. This meeting was in September of each year prior to 2006. Generally, the only exception is in the case of a new hire or a promotion, in which cases options may be granted at or about the time of hiring or promotion. PSUs and RSUs are also granted to our named executive officers at the August meeting. Board and committee meetings are generally scheduled at least one year in advance. Scheduling decisions are made without regard to anticipated earnings or the major announcements by the Company. Repricing of stock options without shareholder approval is prohibited under the 2003 Plan and 2006 Plan.

Stock Ownership Guidelines  With a significant portion of each executive officer’s total compensation in the form of equity-based incentives, the executive officers have a substantial interest and incentive to take steps to ensure profitable growth of the Company to drive long term shareholder returns. To further reinforce this focus, the Committee has established stock ownership guidelines for all executive officers. The guidelines provide that the named executive officers should hold shares of the Company’s Common Stock, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Chief Executive Officer	Shares with market value equal to 3 times base salary
Named Executive Officers	Shares with market value equal to 2 times base salary

Shares that count toward the guidelines include shares actually owned by the officer. Options, vested or unvested, do not count towards the ownership requirement under the guidelines. Until the ownership requirement under the Guidelines is met, a covered officer must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any RSU or PSU awards. “Net shares” means the number of shares to be issued after the deduction of the number of shares with an aggregate market value equal to the aggregate amount of exercise price (in the case of option exercise) plus the amount due to mandatory tax withholdings. The Company and the Committee believe that this mandatory holding feature under the Stock Ownership Guidelines effectively requires each of the covered officers of the Company to permanently hold a certain number of the Company’s stock for as long as they are an executive officer of the Company. As of June 30, 2007, each of the named executive officers exceeded his minimum stock ownership requirement.

Employee and Post-Employment Benefits

Pension Plan and SERP  An important retention tool is the Avnet Pension Plan (the “Pension Plan”) which covers United States employees of Avnet, including all of the named executive officers. The Pension Plan is a broad-based tax-qualified defined benefit plan with a cash balance feature. In addition, Avnet has in place the Executive Officers’ Supplemental Life Insurance and Retirement Program (“SERP”) in which each named executive officer participates. The SERP is another retention tool because entitlement to the SERP benefits is contingent upon the satisfaction of certain age and service requirements. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost to the company of providing them. The benefit formula under the Pension Plan and the SERP is described in the Pension Benefits Table on page 29.

Deferred Compensation  The Company has a Deferred Compensation Plan for highly compensated employees ($100,000 and higher) including all of the named executive officers, allowing these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the 401(k) Plan, at a minimal cost to the Company. Under this unfunded program, amounts deferred by a participant are credited with earnings based upon the returns actually obtained through the “deemed investment” selected by the executive, as described in more detail following the Nonqualified Deferred Compensation table on page 30.

D&O Insurance  As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is Chubb, a Division of Federal Insurance Company, and the five excess carriers are CNA Insurance Companies, ACE American Insurance Company, Zurich American Insurance Company, Arch Insurance Company and National Union Fire Insurance Co. of Pittsburgh, PA. The coverage was renewed effective August 1, 2007 for a one year term. The total premium paid for both primary and excess insurance was $1,445,526.

Perquisites  The Company provides named executive officers with a limited number of perquisites that the Company and the Committee believe are reasonable and consistent with its overall compensation program, and necessary to remain competitive. The Committee periodically reviews the level of perquisites provided to the named executive officers. Costs associated with perquisites provided by the Company are included under All Other Compensation in the following Summary Compensation Table.

Employment Agreements and Change in Control Agreements  Each of the named executive officers has entered into an employment agreement and a change in control agreement with the Company. The change in control agreements are intended to encourage retention in the face of the disruptive impact of an actual or attempted change in control of the Company. The agreements are also intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. More detailed descriptions of these programs are included under the heading “Potential Payouts Upon Termination and Change in Control.”

COMPENSATION OF AVNET EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation during Avnet’s last fiscal year of its Chief Executive Officer, the Chief Financial Officer and the three executive officers at the end of last fiscal year who had the highest individual total compensation during Avnet’s fiscal year ended June 30, 2007:

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Roy Vallee	2007	950,000	4,446,297	2,365,275	1,307,300	678,006	33,883	9,780,761
CEO
Raymond Sadowski	2007	450,000	431,254	278,865	309,624	247,868	22,801	1,740,412
CFO
Richard Hamada	2007	540,000	585,390	299,276	594,477	307,658	21,145	2,347,946
COO
Harley Feldberg	2007	450,000	581,275	429,055	426,537	426,874	21,588	2,335,329
President, EM
David Birk	2007	440,000	623,289	300,597	249,075	244,046	147,828	2,004,835
SVP, General Counsel

(1)	Mr. Feldberg deferred a portion of his salary under the Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation Table on page 30. Each of the named executive officers also contributed a portion of his salary to the Company’s 401(k) Plan.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 for the fair value of PSUs and RSUs (or options in the case of column (f)) granted in fiscal 2007 as well as in prior fiscal years, in accordance with the Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount expensed in accordance with SFAS 123R takes into account the earliest date on which the executive would be eligible to retire and reflects the accelerated amortization of the equity compensation costs that are fully expensed by that retirement date. Based upon the age and years of service of the named executive officers, this affected the amounts reflected in the table above by varying degrees. For additional information, refer to note 12 of the Footnotes to Avnet’s financial statements in the Form 10-K for the year ended June 30, 2007, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2007. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	Mr. Feldberg deferred a portion of his non-equity incentive compensation under the Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation Table on page 30.

(4)	This column includes the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and SERP and, in the case of Messrs. Vallee and Feldberg, the amount of earnings on each of Messrs. Vallee’s and Feldberg’s account in the Non-Qualified Deferred Compensation (“NQDC”) plan in excess of the applicable federal rate of return (or the “above-market” portion). The above-market portion for Mr. Vallee’s NQDC included in this column is $22,819, and for Mr. Feldberg $74,351.

(5)	The amount includes (a) Company-paid expenses associated with a leased automobile for each of the named executive officers, (b) Company matching contributions to each named executive officer’s Avnet 401(k) account, (c) imputed income on life insurance provided under the executive officers’ supplemental life insurance program, (d) the cost of annual physical exams, (e) premium paid for an “Accidental Death & Dismemberment” policy and “Travel and Accidental Death” policy and, in the case of Mr. Vallee, (f) club membership dues reimbursed by Avnet. None of the perquisites and personal benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive officer. Also included in the column for Mr. Birk is a tax reimbursement of $125,970 in connection with his expatriate assignment completed in fiscal 2006.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity plan-based awards to the named executive officers in fiscal 2007 relating to (1) annual cash incentive awards; (2) the RSUs; (3) the PSUs and (4) the option grants. The actual payouts in fiscal 2007 under the Non-Equity Incentive Plan Awards are included in the Summary Compensation Table as are the expenses recorded by the Company associated with the awards under the Equity Incentive Plan in accordance with SFAS 123R.

									All Other
								All Other	Option
								Stock	Awards:		Grant
								Awards:	Number of	Exercise or	Date Fair
		Estimated possible Payouts			Estimated Future Payouts			Number of	Securities	Base Price	Value of
		Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards (#)(1)(2)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Options
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(2)	(#)(2)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Roy Vallee	8/10/2006	237,500	950,000	2,137,500	—	—	—	50,360	—	—	854,106
	8/10/2006	—	—	—	12,590	50,360	100,720	—	—	—	854,106
	8/10/2006	—	—		—	—	—	—	100,724	16.96	800,756

Raymond Sadowski	8/10/2006	56,250	225,000	506,250	—	—	—	10,845	—	—	183,931
	8/10/2006	—	—	—	2,711	10,845	21,690	—	—	—	183,931
	8/10/2006	—	—	—	—	—	—	—	21,688	16.96	172,420

Richard Hamada	8/10/2006	108,000	432,000	972,000	—	—	—	19,520	—	—	331,059
	8/10/2006	—	—	—	4,880	19,520	39,040	—	—	—	331,059
	8/10/2006	—	—	—	—	—	—	—	39,036	16.96	310,336

Harley Feldberg	8/10/2006	90,000	360,000	810,000	—	—	—	13,010	—	—	220,650
	8/10/2006	—	—	—	3,253	13,010	26,020	—	—	—	220,650
	8/10/2006	—	—	—	—	—	—	—	26,024	16.96	206,891

David Birk	8/10/2006	45,250	181,000	407,250	—	—	—	8,480	—	—	143,821
	8/10/2006	—	—	—	2,120	8,480	16,960	—	—	—	143,821
	8/10/2006	—	—	—	—	—	—	—	16,964	16.96	134,864

(1)	As discussed in the CD&A under “Annual Incentive Compensation” and “Long Term Incentive Compensation,” the possible payout at threshold level is pegged at 25% of target amount, at 100% of target amount if all of the pre-established financial goals are achieved, and up to a maximum of 225% (or 200% in the case of the PSU awards under the Equity Incentive Awards) of the target amount if the achievement of the pre-established financial goals reaches or exceeds the target maximum. Achievement below the threshold in either case (i.e., non-equity incentive awards or equity incentive awards) would yield a payout of $0 or zero units, respectively. The actual payout or expense amount for each named executive officer in fiscal 2007 is shown in columns (e) and (g) of the Summary Compensation Table, above.

(2)	The vesting schedules for the PSUs, RSUs and the Option grants made in fiscal 2007 are as follows:

Type of Awards Made in Fiscal 2007	Vesting Schedule

Performance Stock Units (PSUs)	will vest, if at all, at the end of fiscal 2009 (June 27, 2009)
Restricted Stock Units (RSUs)	20% each on the first business day in January of 2007 through 2011
Options	25% each on the first through fourth anniversary of grant date

(3)	For additional description of the terms and awards of PSUs, RSUs and option awards made in fiscal 2007, see the “Performance Shares,” “Incentive Shares,” and “Stock Options” in the CD&A section and note 12 of the Footnotes to Avnet’s financial statements in the Form 10-K for the year ended June 30, 2007, as filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the named executive officers. This table includes unexercised and unvested option awards; unvested RSUs; or PSUs with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of Avnet stock as of June 30, 2007, which was $39.64. The PSUs are subject to specified performance objectives over the performance period. The market value as of June 30, 2007, shown below assumes 100% achievement of these objectives. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A and note 12 of the Footnotes to Avnet’s financial statements in the Form 10-K for the year ended June 30, 2007, as filed with the SEC.

						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
	Option Awards								Number of	Payout
		Number					Number	Market	Unearned	Value of
		of	Number of				of Shares	Value of	Shares,	Unearned
		Securities	Securities				or Units	Shares or	Units or	Shares,
		Underlying	Underlying				of Stock	Units of	Other	Units or
		Unexercised	Unexercised	Option		Stock	That	Stock That	Rights That	Other Rights
	Option	Options	Options	Exercise	Option	Award	Have Not	Have Not	Have Not	That Have
	Grant	(#)	(#)	Price	Expiration	Grant	Vested	Vested	Vested	Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(RSUs)(#)	($)	(PSUs)(#)	($)
(a)		(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)

Roy Vallee	9/24/1999	200,000	—	$21.50	9/23/2009		—	—	—	—
	9/29/2000	210,000	—	$28.75	9/28/2010		—	—	—	—
	9/27/2001	325,000	—	$17.50	9/26/2011		—	—	—	—
	9/20/2002	325,000	—	$12.95	9/19/2012		—	—	—	—
	9/19/2003	243,750	81,250	$18.13	9/18/2013		—	—	—	—
	9/23/2004	84,000	84,000	$17.47	9/22/2014	9/23/2004	22,400	887,936	—	—
	9/23/2005	21,678	65,034	$24.78	9/22/2015	9/23/2005	26,013	1,031,155	43,355	1,718,592
	8/10/2006	—	100,724	$16.96	8/09/2016	8/10/2006	40,288	1,597,016	50,360	1,996,270
Raymond Sadowski	9/27/2001	25,000	—	$17.50	9/26/2011		—	—	—	—
	9/20/2002	50,000	—	$12.95	9/19/2012		—	—	—	—
	9/19/2003	37,500	12,500	$18.13	9/18/2013		—	—	—	—
	9/23/2004	12,930	12,930	$17.47	9/22/2014	9/23/2004	3,448	136,679	—	—
	9/23/2005	4,129	12,387	$24.78	9/22/2015	9/23/2005	4,956	196,456	8,260	327,426
	8/10/2006	—	21,688	$16.96	8/09/2016	8/10/2006	8,676	343,917	10,845	429,896
Richard Hamada	9/19/2003	—	12,500	$18.13	9/18/2013		—	—	—
	9/23/2004	—	12,930	$17.47	9/22/2014	9/23/2004	3,448	136,679	—	—
	9/23/2005	—	16,215	$24.78	9/22/2015	9/23/2005	6,486	257,105	10,810	428,508
	8/10/2006	—	39,036	$16.96	8/09/2016	8/10/2006	15,616	619,018	19,520	773,773
Harley Feldberg	1/26/2001	25,000	—	$26.00	1/25/2011		—	—	—	—
	9/20/2002	15,000	—	$12.95	9/19/2012		—	—	—	—
	9/19/2003	—	7,500	$18.13	9/18/2013		—	—	—	—
	5/13/2004	37,500	12,500	$21.92	5/12/2014		—	—	—	—
	9/23/2004	—	12,930	$17.47	9/22/2014	9/23/2004	3,448	136,679	—	—
	9/23/2005	4,880	14,640	$24.78	9/22/2015	9/23/2005	5,856	232,132	9,760	386,886
	8/10/2006	—	26,024	$16.96	8/09/2016	8/10/2006	10,408	412,573	13,010	515,716
David Birk	9/19/2003	—	12,500	$18.13	9/18/2013				—	—
	9/23/2004	—	12,930	$17.47	9/22/2014	9/23/2004	3,448	136,679	—	—
	9/23/2005	3,829	11,487	$24.78	9/22/2015	9/23/2005	4,596	182,185	7,660	303,642
	8/10/2006	—	16,964	$16.96	8/09/2016	8/10/2006	6,784	268,918	8,480	336,147

Grant Date	Option Awards Vesting Schedule

9/24/1999	25% vests each on 9/24/2000, 9/24/2001, 9/24/2002 and 9/24/2003
9/29/2000	25% vests each on 9/29/2001, 9/29/2002, 9/29/2003 and 9/29/2004
1/26/2001	25% vests each on 1/26/2002, 1/26/2003, 1/26/2004 and 1/26/2005
9/27/2001	25% vests each on 9/27/2002, 9/27/2003, 9/27/2004 and 9/27/2005
9/20/2002	25% vests each on 9/20/2003, 9/20/2004, 9/20/2005 and 9/20/2006
9/19/2003	25% vests each on 9/19/2004, 9/19/2005, 9/19/2006 and 9/19/2007
5/13/2004	25% vests each on 5/13/2005, 5/13/2006, 5/13/2007 and 5/13/2008
9/23/2004	25% vests each on 9/23/2005, 9/23/2006, 9/23/2007 and 9/23/2008
9/23/2005	25% vests each on 9/23/2006, 9/23/2007, 9/23/2008 and 9/23/2009
8/10/2006	25% vests each on 8/10/2007, 8/10/2008, 8/10/2009 and 8/10/2010

Grant Date	Stock Awards (RSUs) Vesting Schedule

9/23/2004	20% vests each on first business day in January 2005 - 2009
9/23/2005	20% vests each on first business day in January 2006 - 2010
8/10/2006	20% vests each on first business day in January 2007 - 2011

Grant Date	Equity Incentive Plan (PSUs) Vesting Schedule

9/23/2005	Vests on 6/28/2008
8/10/2006	Vests on 6/27/2009

Option Exercises and Stock Vested

The following table provides information regarding each of the named executive officers on (1) stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Roy Vallee	700,000	7,100,000	29,943	764,445
Raymond Sadowski	136,000	2,039,470	5,545	141,565
Richard Hamada	109,120	774,903	7,790	198,879
Harley Feldberg	87,430	1,290,721	6,278	160,278
David Birk	248,930	2,454,948	4,952	126,425

Pension Benefits

Further to the discussion on the Avnet Pension Plan in the CD&A section on page 24, the Pension Plan is a type of defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based, in general, on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. A participant’s cash balance account equals the actuarial present value of his or her accrued benefit under the Pension Plan. The accumulated benefit in a participant’s cash balance account is approximately equal to the actuarial present value (using certain actuarial assumptions under the Pension Plan) of a deferred annuity benefit payable at age 65 determined by aggregating 2% of a participant’s annual earnings for each year of employment during which an employee was a participant in the Pension

Plan. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in section 125 of the Internal Revenue Code of 1986, as amended. No benefit is accrued under the Pension Plan for annual earnings exceeding $100,000 in any plan year. The Pension Plan offers participants distributions in the form of various monthly annuity payments and, in most cases, a lump sum distribution option is also available to participants who have terminated employment with Avnet.

The Company also maintains an Executive Officers’ Supplemental Life Insurance and Retirement Program (“SERP”) in which each named executive officer participates. This program provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer who dies while he or she is an employee of the Company in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) a supplemental retirement benefit payable at age 65 (if the officer has satisfied certain age and service requirements) payable monthly (or in a lump sum under certain circumstances) to such officer or his or her beneficiary for ten years in an amount not to exceed 36% of the officer’s eligible compensation, which is defined as the average of the highest two of the last five year’s cash compensation prior to termination; or (3) a supplemental early retirement benefit equal to the benefit described in (2) above, except that such amount is reduced for each month prior to age 65 that the participant elects to begin receiving the 120 monthly payments.

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Pension Plan and the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits

		Number of	Present
		Years	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)
(a)	(b)	(c)	(d)

Roy Vallee	Avnet Pension Plan	29.0	278,174
	SERP	30.4	3,049,795
Raymond Sadowski	Avnet Pension Plan	27.5	205,791
	SERP	28.9	936,171
Richard Hamada	Avnet Pension Plan	22.5	146,020
	SERP	23.6	939,530
Harley Feldberg	Avnet Pension Plan	24.0	212,555
	SERP	25.7	1,154,375
David Birk	Avnet Pension Plan	25.5	319,985
	SERP	26.5	1,314,165

Nonqualified Deferred Compensation

Avnet offers a deferred compensation plan (“DCP”) for highly compensated employees ($100,000 or over target income) including all of the named executive officers, allowing these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the 401(k) Plan. A DCP participant may defer up to 50% of his or her salary and up to 100% of his or her incentive and bonus compensation earned during the plan year (regardless of when paid). Participants may choose from a selection of mutual funds and other investment vehicles in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are determined by the returns actually obtained through the “deemed investment” options and added to the account. The deferred compensation and the amount earned are general assets, and the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company. There is no penalty on any scheduled withdrawals at any age. Of the named executive officers, Messrs. Vallee, Hamada and Feldberg were participants in the DCP. Only Mr. Feldberg deferred a portion of his cash compensation in fiscal 2007; and Mr. Hamada withdrew the entire aggregate amount from his DCP account in fiscal 2007.

A portion of the earnings in fiscal 2007 in Messrs. Vallee’s and Mr. Feldberg’s DCP account are deemed to be “above-market” because the return was greater than 5.9% (120% of the applicable federal long-term rate) on June 30, 2007. The amount of the “above-market” earnings (included in column (h) of the Summary Compensation Table) for Mr. Vallee’s DCP account is $22,819, and $74,351 for Mr. Feldberg.

	Executive				Aggregate
	Contribu-	Registrant	Aggregate	Aggregate	Balance
	tions in	Contributions in	Earnings in	Withdrawals/	at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Roy Vallee	—	—	53,699	—	576,551
Raymond Sadowski	—	—	—	—	—
Richard Hamada	—	—	8,721	(130,767)	—
Harley Feldberg	89,425	—	116,005	—	868,007
David Birk	—	—	—	—	—

Potential Payouts Upon Termination

Employment Agreements

Roy Vallee entered into an employment agreement with the Company effective the beginning of fiscal year 2003. Under the terms of the agreement, Mr. Vallee may receive an annual base salary ranging from $825,000 to $1,000,000 per year, which is set by the Committee on an annual basis. The initial term of the agreement was for three years, and is thereafter automatically renewed for additional one year terms, until the agreement is terminated in accordance with its provisions. Under this employment agreement, Mr. Vallee’s incentive compensation is determined pursuant to the Incentive Plan or any successor plan, or otherwise as determined by all of the independent directors of the Board. Under the Incentive Plan, he is eligible to receive cash incentive compensation based on the Company’s performance measured against performance goals set by the Committee.

If Mr. Vallee becomes disabled during the term of the employment agreement, the Company shall pay an annual disability benefit of $300,000. If Mr. Vallee retires or terminates his employment agreement by giving one-year prior notice or if the Company experiences a change in control, the Company will pay to Mr. Vallee his base salary through his termination date and he will be eligible to receive any annual incentive compensation payment or the pro-rata portion earned through such termination date. If the Company does not continue to employ Mr. Vallee in his position as Chairman and chief Executive Officer of Avnet without cause and without prior notice, the Company shall engage Mr. Vallee as a consultant for a period of 24 months following the termination and shall compensate Mr. Vallee at an annual rate (to be paid monthly in arrears) equal to the highest aggregate base salary and incentive compensation paid to him in any one fiscal year during the three most recently completed fiscal years. In addition, during such consulting engagement, Mr. Vallee shall receive the same or substantially equivalent benefits with respect to medical and life insurance and with respect to the use of a company furnished automobile as he received while an employee.

In the event of actual or constructive termination within 24 months of a change in control, the Company must pay to Mr. Vallee all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) his then current annual base salary; and (ii) the average incentive compensation for the highest two of the last five fiscal years. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock option plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. For this purpose, a constructive termination includes a material diminution in Mr. Vallee’s responsibilities, relocation of his office more than fifty miles without his consent, a material reduction in his compensation and benefits or his ceasing to serve on the Board of Directors of Avnet. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of Mr. Vallee’s Employment Agreement (June 29, 2002) and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

David R. Birk, a Senior Vice President, General Counsel and Corporate Secretary, Harley Feldberg, a Senior Vice President and President of Avnet Electronics Marketing, Richard Hamada, a Senior Vice President and Chief Operating Officer and Raymond Sadowski, a Senior Vice President and Chief Financial Officer, entered into employment agreements with the Company effective June 29, 1998, July 4, 2004, May 1, 2000 and June 29, 1998, respectively. The employment agreements are terminable by either Messrs. Birk, Feldberg, Hamada and Sadowski or the Company upon one-year prior written notice to the other. The amount of compensation to be paid to Messrs. Birk, Feldberg, Hamada and Sadowski is not fixed and is to be agreed upon by Messrs. Birk, Feldberg, Hamada or Sadowski and the Company from time to time. In the event Mr. Birk’s, Mr. Hamada’s or Mr. Sadowski’s employment is terminated with one year’s notice and they and the Company shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, their compensation (base salary and incentive compensation) during the notice period will remain the same as was most recently agreed upon. Mr. Feldberg’s employment agreement is similar in all material aspects except that the agreement had an initial term of two years that expired on July 4, 2006 and that, in the event Mr. Feldberg’s employment is terminated with one year’s notice (exercisable by either Mr. Feldberg or the Company after July 4, 2006) and he and the Company fail to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, then Mr. Feldberg’s compensation (base salary and incentive compensation) during the notice period shall be equal to the cash compensation earned by Mr. Feldberg during the four completed fiscal quarters preceding the date on which notice is given.

Messrs. Birk, Feldberg, Hamada and Sadowski have entered into change of control agreements with Avnet, which provide that, if within 24 months following a change of control, the Company or its successor terminates their employment without cause or by constructive termination, Messrs. Birk, Feldberg, Hamada and Sadowski will be paid, in a lump sum payment, an amount equal to 2.99 times the sum of (i) his annual salary for the year in which such termination occurs and (ii) the average of his incentive compensation for the highest two of the last five full fiscal years. In addition, all unvested stock options shall accelerate and vest in accordance with early vesting provisions under the applicable stock option plans and all incentive stock program shares allocated but not yet delivered will be accelerated so as to be immediately deliverable. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the Change of Control Agreement, and those persons appointed by such individuals to the Board, no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of Avnet.

The following table sets forth the estimated payments and value of benefits that each of the named executive officers would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of his employment under various scenarios, assuming that the termination occurred on June 30, 2007, which is the Company’s fiscal year end, and further assuming that each of the named executive officers is eligible for retirement on that date. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this proxy statement.

As used in this section:

•	“Death” refers to the death of executive;

•	“Disability” refers to the executive becoming permanently and totally disabled during the term of his employment as certified by a competent medical personnel;

•	“Company Termination Without Cause” means that the executive is fired without cause (as defined in the employment agreement);

•	“Change of Control Termination” means the occurrence of both a change of control and the termination of the executive without cause within 24 months of the change; and

•	“Retirement” means all of the following: (a) age 55, (b) 5 years of service, (c) age + years of service is equal to at least 65, and (d) the executive must have signed a 2-year non-compete agreement.

			Company
			Termination
	Death	Disability	w/o Cause	Retirement

Roy Vallee:
Severance	—	—	4,514,600	—
Settlement of stock options	29,212,128	29,212,128	34,608,575	36,072,920
Settlement of incentive stock	3,516,107	3,516,107	—	3,516,107
Settlement of performance shares	1,811,151	1,811,151	—	3,714,862
Accrued vacation pay out	109,615	109,615	109,615	109,615
Welfare benefits	—	—	57,902	—
Life insurance benefit	5,014,600	—	—	—
Avnet Pension	118,658	237,315	237,315	237,315
SERP	—	3,049,795	3,049,795	3,049,795

Raymond Sadowski
Severance	—	—	—	—
Settlement of stock options	3,042,640	3,042,640	3,042,640	4,274,128
Settlement of incentive stock	677,052	677,052	—	677,052
Settlement of performance shares	361,583	361,583	—	757,322
Accrued vacation pay out	51,924	51,924	51,924	51,924
Welfare benefits	—	—	—	—
Life insurance benefit	2,019,248	—	—	—
Avnet Pension	85,709	171,418	171,418	171,418
SERP	—	936,171	936,171	936,171

Richard Hamada
Severance	—	—	—	—
Settlement of stock options	—	—	—	1,681,824
Settlement of incentive stock	1,012,802	1,012,802	—	1,012,802
Settlement of performance shares	543,596	543,596	—	1,202,281
Accrued vacation pay out	33,415	33,415	33,415	33,415
Welfare benefits	—	—	—	—
Life insurance benefit	2,768,954	—	—	—
Avnet Pension	58,265	116,530	116,530	116,530
SERP	—	939,530	939,530	939,530

Harley Feldberg
Severance	—	—	—	—
Settlement of stock options	1,478,367	1,478,367	1,478,367	2,955,624
Settlement of incentive stock	781,384	781,384	—	781,384
Settlement of performance shares	429,829	429,829	—	902,602
Accrued vacation pay out	51,924	51,924	51,924	51,924
Welfare benefits	—	—	—	—
Life insurance benefit	2,253,074	—	—	—
Avnet Pension	89,570	179,139	179,139	179,139
SERP	—	1,154,375	1,154,375	1,154,375

			Company
			Termination
	Death	Disability	w/o Cause	Retirement

David Birk
Severance	—	—	—	—
Settlement of stock options	56,899	56,899	56,899	1,167,873
Settlement of incentive stock	587,782	587,782	—	587,782
Settlement of performance shares	314,477	314,477	—	639,789
Accrued vacation pay out	52,500	52,500	52,500	52,500
Welfare benefits	—	—	—	—
Life insurance benefit	1,878,150	—	—	—
Avnet Pension	146,244	292,488	292,488	292,488
SERP	—	1,314,165	1,314,165	1,314,165

Change of Control Agreements

Each of our named executive officers is party to a change in control severance agreement providing for benefits only upon both a change in control that is not authorized by the Board of Directors and the subsequent termination of employment of the executive without cause. As the definition of “Change of Control Termination” states, the Company’s payment obligation under the change of control agreements with respect to unearned benefits is triggered only upon the occurrence of a double trigger — a change in control (as defined in the agreement) followed by an involuntary loss of employment within two years thereafter. In the event of a Change of Control Termination, a named executive officer would be entitled to receive all amounts shown under the “Retirement” column above plus (a) severance — Vallee ($6,380,641), Sadowski ($2,170,840), Hamada ($3,135,617), Feldberg ($2,666,437), and Birk ($1,997,537); (b) welfare benefits — Vallee ($57,902), Sadowski ($51,876), Hamada ($49,006), Feldberg ($52,938), and Birk ($53,174); and (c) excise taxes and gross up — Vallee ($18,409,189), Sadowski ($2,650,293), Hamada ($1,648,746), Feldberg ($2,175,193), and Birk ($878,833).

Director Compensation

Directors of Avnet who are also officers or employees of Avnet (currently only Mr. Vallee) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Non-employee director compensation for Board service consists of approximately 46% cash and 54% equity.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors (the “Plan”), a non-employee Director may elect to receive Phantom Stock Units (the “PSUs”) in lieu of some or all of the restricted shares of Common Stock that would otherwise be awarded in connection with the Director’s annual equity compensation. The number of restricted shares or PSUs to be credited to the PSU portion of the Director’s account is determined by dividing $75,000 by the average of the high and low price of the Common Stock on the New York Stock Exchange on the first business day in January of each year. In addition, a non-employee Director may elect to defer all or a portion of his or her annual cash compensation in either a cash or PSU account under the Plan. Compensation deferred as cash is credited at the beginning of each quarter with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that quarter. Compensation deferred under the Plan, or interest credited thereon, will be payable to a Director (i) upon cessation of membership on Avnet’s Board of Directors in ten annual installments or, at the Director’s election (which must be made not less than 24 months prior to the date on which the Director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of Avnet (as defined in the Plan), in a single lump sum. PSUs are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a Director before receipt of all payments, all remaining payments shall be made to the Director’s designated beneficiary.

Retirement Plan Benefits and Phase-Out

In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee Directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors as of May 21, 1996 still accrue benefits under the Retirement Plan (Dr. Baum and Mr. Houminer), Board members elected for the first time thereafter are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible Directors who are not officers, employees or affiliates (except by reason of being a Director) of Avnet (the “Outside Directors”). The Retirement Plan entitles any eligible Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such Outside Director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit.

The following table shows the total dollar value of compensation received by all non-employee directors in respect of fiscal 2007 and the expense recorded by Avnet in connection with vesting during fiscal 2007 of stock-based compensation.

			Change in
			Pension
			Value and
	Fees Earned or		Nonqualified
	Paid in	Stock	Deferred
	Cash	Awards	Compensation	Total
Name	($)	($)	Earnings	($)
(a)	(1)(b)	(2)(c)	(f)	(h)

Eleanor Baum	60,000	75,000	4,973	139,973
J. Veronica Biggins	65,000	75,000	1,806	141,806
Lawrence W. Clarkson	72,500	75,000	—	147,500
Ehud Houminer	60,000	75,000	4,973	139,973
James A. Lawrence	75,000	75,000	—	150,000
Frank R. Noonan	65,000	75,000	—	140,000
Ray M. Robinson	72,500	75,000	2,847	150,347
Gary L. Tooker	70,000	75,000	9,450	154,450

(1)	Each non-employee Director who was elected for the first time prior to May 1996 (and who is therefore eligible to participate in the retirement plan discussed below) receives an annual retainer fee of $60,000 (currently Dr. Baum and Mr. Houminer) and each non-employee Director elected for the first time in or after January 1997 (currently Ms. Biggins and Messrs. Clarkson, Lawrence, Noonan, Robinson, Smitham and Tooker) receives an annual retainer fee of $65,000. The chairs of the various committees of the Board of Directors receive the following additional compensation: chair of the Audit Committee receives an annual $10,000 cash retainer; chair of the Compensation Committee receives an annual $7,500 cash retainer; and the chairs of the Corporate Governance Committee and the Finance Committee each receive annual $5,000 cash retainers. As Lead Director, Mr. Clarkson also receives an annual retainer fee of $5,000.

(2)	Non-employee Directors are awarded shares equal to $75,000 of Avnet Common Stock in January of each year. Directors may elect to receive these shares as Restricted Common Stock or defer this award in Phantom Share Units under the Avnet Deferred Compensation Plan for Outside Directors. Messrs. Clarkson, Noonan and Tooker have elected to defer their January 2007 stock awards in the form of PSUs in their Deferred Compensation Accounts.

PROPOSAL 2

PROPOSAL TO REAPPROVE THE
AVNET, INC. EXECUTIVE INCENTIVE PLAN

One of the purposes of the Annual Meeting is to consider and approve the Avnet, Inc. Executive Incentive Plan (the “Incentive Plan” or the “Plan”). The Board of Directors unanimously adopted the Plan and recommends that shareholders approve the Avnet Inc. Executive Incentive Plan, a copy of which is attached to this proxy statement as Appendix A.

Purpose of the Plan

The principal purpose of the Plan is to provide incentives to the Company’s executive officers and other members of senior management who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining executive officers on a competitive basis. The Plan is also designed to allow awards made under the Plan to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), which would exempt such incentive compensation from the one million dollar cap on the deductibility of compensation expenses for federal income tax purposes.

Administration of the Plan

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of at least two members who qualify as “outside directors” as that term is defined in treasury regulations issued under Section 162(m) of the Code.

Under the Plan, the Committee has the sole discretion to interpret the Plan, determine who shall participate in the Plan, approve a pre-established objective performance measure or measures, certify the level to which each performance measure was attained prior to any payment under the Plan, approve the amount of awards made under the Plan and determine who shall receive any payment under the Plan. The Committee has full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business, as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee are conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

Participation in the Plan

Executive officers and other members of senior management of the Company and its affiliates are eligible to receive awards under the Plan. The Committee shall designate the executive officers and other members of senior management who will participate in the Plan each fiscal year. If an individual becomes an executive officer or member of senior management during the fiscal year, such individual may be granted eligibility for an incentive award for that year.

Awards under the Plan

The Committee will establish incentive award targets for participants. Incentive award targets are expressed as the dollar amount of the incentive award that will be paid to a participant if the corresponding performance goals are achieved.

The Committee will also establish performance goals, which must be achieved for an incentive award to be earned by a participant under the Plan. Performance goals shall be based on any one or more of the following: price of the Company’s Common Stock, shareholder return, return on equity, return on investment, return of working capital, return on capital employed, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis or on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee. The performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. The performance goals and determination of results shall be based entirely on financial measures.

The specific performance goals for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Code) to which the performance goal relates. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met. Awards are payable following the completion of the applicable fiscal year or other performance period upon certification by the Committee that the Company achieved the specified performance goal established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award or payment of more than $3,000,000 under the Plan in any fiscal year. Because awards are dependent on future Company financial performance, it is not possible to determine at this time the amounts, if any, that may be payable under the Plan.

Plan Amendments and Termination

The Committee may terminate the Plan at any time or may amend the Plan in whole or in part, from time to time, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan. Shareholder approval is required for any amendment that would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, change the specified performance goals for payment of awards, or modify the requirement as to eligibility for participation in the Plan.

Miscellaneous Provisions

The Company has the right to deduct from all awards paid any federal, state, local or foreign taxes required by law to be withheld. The Company shall bear the costs of administering the Plan. Nothing in the Plan confers on any participant the right to continued employment by the Company or affect any right of the Company to terminate the employment of any participant. The Company may establish other bonus plans or programs and pay discretionary bonuses or other incentives to executive officers and other members of senior management outside of this Plan. The Plan is governed by New York law.

Shareholder Approval

Shareholder approval of the Plan is required to allow awards made under the Plan to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Code, the tax deduction from corporate income for salaries or other compensation will generally be disallowed for compensation in excess of $1,000,000 per annum paid to a “covered employee.” Generally, a “covered employee” is defined in Section 162(m) of the Code to include the chief executive officer and the four other most highly compensated officers of a publicly traded corporation.

Performance-based compensation is not subject to the $1,000,000 cap on deductibility if certain requirements are met. Performance-based compensation payable to a covered employee can be exempted from the Section 162(m) limitation if the payment is made solely upon the attainment of pre-established performance goals. This Plan was designed to meet the requirements of Section 162(m) and related regulations regarding performance-based compensation.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the votes duly cast at the Annual Meeting on this proposal is required for the approval of the Executive Incentive Plan, provided that the total vote cast on this proposal represents over 50% in interest of all the shares entitled to vote. Thus, a shareholder who does not vote at the Annual Meeting will not affect the outcome of the vote so long as at least 50% of the outstanding shares of Common Stock are voted on this proposal. An abstention will count as a negative “vote cast.”

The Board of Directors recommends a vote FOR approval of the
Executive Incentive Plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF KPMG AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of KPMG LLP as independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 28, 2008. Avnet first retained KPMG LLP in April 2002 and the firm has audited the Company’s consolidated financial statements for the last six fiscal years.

The affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent registered public accounting firm. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this proposal by reducing the total number of shares from which the majority is calculated. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least fifteen days before the Annual Meeting.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2006 and 2007, please refer to the “Principal Accounting Firm Fees” section of this Proxy Statement.

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2008.

GENERAL

Avnet’s Annual Report to its Shareholders on Form 10-K for the fiscal year ended June 30, 2007, including the Company’s audited financial statements, is being delivered with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the year ended June 30, 2007 to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034.

The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated. Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2008 ANNUAL MEETING

Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Securities Exchange Act of 1934, some shareholder proposals may be eligible to be included in Avnet’s 2008 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b)(2), to the Company’s principal executive office, at Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by May 31, 2008.

For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Avnet Board of Directors, please see “Corporate Governance — Director Nominations.”

Alternatively, under the Company’s By-laws, any shareholder wishing to appear at the 2008 Annual Shareholders Meeting and submit a proposal or nominate a person as a director candidate, must submit the proposal or nomination to the Company’s Secretary not earlier than May 1, 2008 and not later than May 31, 2008. Any such shareholder proposal or director nomination will not appear in the Company’s proxy statement. For both shareholder proposals and director nominations, the proposing shareholder must deliver to the Secretary of the Company at its principal executive office a notice that includes the shareholder’s name, address, and the number of shares of Avnet Common Stock the shareholder owns of record and beneficially. If the shareholder holds shares through a nominee or “street name” holder of record, the shareholder must deliver evidence establishing the shareholder’s indirect ownership of and entitlement to vote the shares. If a shareholder proposes to nominate any person for election as director, the shareholder must also deliver to Avnet a statement in writing setting forth the name of the nominated person, the number of shares of Avnet Common Stock owned of record and beneficially by the nominated person, the information regarding the nominated person as required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, and the nominated person’s signed consent to serve as director of the Company if elected. If the shareholder proposes another matter to be brought before the annual meeting (other than the nomination of a director), the shareholder must also deliver to Avnet the text of the proposal, a brief written statement as to the reasons why the shareholder favors the proposal, and a statement identifying any material interest the shareholder has in the matter proposed (other than as a shareholder). The Company will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the Company does not receive notice by Ma 31, 2008, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2008 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, Avnet and services that Avnet employs to deliver communications to the shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our Annual Report to shareholders and our proxy statement. Upon written or oral request, Avnet will deliver a separate copy of the Annual Report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Avnet deliver single copies of such documents in the future. Shareholders may notify Avnet of their requests by calling or writing, Avnet, Inc., Attn: Investor Relations, 2211 South 47th Street, Phoenix, Arizona 85034 or 1-888-822-8638 and ask for Investor Relations.

AVNET, INC.

David R. Birk
Secretary

September 28, 2007

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW
OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

AVNET APPRECIATES YOUR PROMPT RESPONSE!

APPENDIX A

AVNET, INC.
EXECUTIVE INCENTIVE PLAN

1.	Purpose

The principal purpose of the Avnet, Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers and other members of senior management of Avnet, Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining such employees on a competitive basis.

2.	Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall at all times be composed of at least two directors of the Company, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.162-27(e)(3). The Committee shall have the sole discretion to (a) interpret the Plan, (b) determine who shall participate in the Plan, (c) approve pre-established objective performance measure or measures; (d) certify the level to which each performance measure was attained prior to any payment under the Plan; (e) approve the amount of awards made under the Plan, and (f) determine who shall receive any payment under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee has the authority to make modifications to the program as may be required by law. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3.	Eligibility

Executive officers and other members of senior management of the Company and its affiliates shall be eligible to receive awards under the Plan, which awards are intended to qualify as performance-based awards for purposes of Section 162(m) of the Code. The Committee shall designate the executive officers and other members of senior management who will participate in the Plan each fiscal year. If an individual becomes an executive officer or member of senior management during the fiscal year, such individual may be granted eligibility for an incentive award for that year.

4.	Awards under the Plan

The Committee shall establish annual and/or long-term incentive award targets for participants. Incentive award targets are expressed as the dollar amount of the incentive award that will be paid to a participant if the corresponding performance goals are achieved.

The Committee shall also establish annual and/or long-term performance goals, which must be achieved in order for an incentive award to be earned under the Plan. Such performance goals shall be based on any one or more of the following: price of the Company’s Common Stock, shareholder return, return on equity, return on investment, return on capital employed, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures.

The specific performance goals for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year or other performance period (or within such other time period as may be required by Section 162(m) of the Code) to which the performance goal relates. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

Awards shall be payable following the completion of the applicable fiscal year or other performance period upon certification by the Committee that the Company achieved the specified performance goal established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award or payment of more than $3,000,000 under the Plan in any fiscal year.

5.	Miscellaneous Provisions

The Company shall have the right to deduct from all awards paid any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or affecting any right the Company has to terminate the employment of any participant. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other members of senior management.

All rights and obligations under the Plan and any award under the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

6. Effective Date, Amendments and Termination

The Plan shall become effective on August 10, 2007 subject to approval by the shareholders of the Company at its 2007 Annual Meeting of Shareholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan.

Shareholder approval is required for any amendment to the Plan which would: (a) increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, (b) change the specified performance goals for payment of awards, or (c) modify the requirement as to eligibility for participation in the Plan.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 11/8/07 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The following materials are available for view: Annual Report on Form 10-K Proxy Statement To view this material, have the 12-digit Control Number(s) available and visit: www.investorEconnect.com If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 10/31/07. To request material: Internet: www.investorEconnect.com Telephone: 1-800-579-1639 **Email: sendmaterial@investorEconnect.com **If requesting material by e-mail please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor. AVNET, INC. Vote In Person Should you choose to vote these shares in person at the meeting you must request a copy of the material. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance AVNET, INC. ticket issued by the entity holding the meeting. Please check 2211 SOUTH 47TH ST. the meeting materials for any special requirements for meeting attendance. PHOENIX, AZ 85034 Vote By Internet To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date scheduled for November 8, 2007. Have your proxy card in hand when you access the web site and follow the instructions. R1AVN1

The Annual Meeting for Shareholders of record as of 9/10/07 is to be held on 11/8/07 at 11:00 a.m. MST at: Arizona Corporate Broadcast Center 2617 South 46th Street Suite 300 Phoenix, AZ 85034 To obtain directions to attend the Annual Meeting, please call Investor Relations at 1 (888) 822-8638 Ext. 7394 R1AVN2

Voting items The Board of Directors Recommends a Vote FOR the 9 directors listed and Proposals 2 and 3. 1. Election of 9 directors to serve for the ensuing year. (1) Eleanor Baum (6) Frank R. (2) J. Veronica Biggins Noonan (7) Ray M. (3) Lawrence W. Robinson (8) Gary Clarkson L. Tooker (9) Roy (4) Ehud Houminer Vallee (5) James A. Lawrence 2. Reapproval of the Avnet, Inc. Executive Incentive Plan. 3. Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 28, 2008. R1AVN3

THERE ARE THREE WAYS TO VOTE YOUR PROXY VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time AVNET, INC. the day before the cut-off date or meeting date scheduled for 2211 SOUTH 47TH STREET November 8, 2007. Have your proxy card in hand when you PHOENIX, AZ 85034 access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date scheduled for November 8, 2007. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to AVNET, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AVNET, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, then enroll to receive or access shareholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AVNET1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AVNET, INC. The Board of Directors Recommends a Vote FOR the 9 directors listed and Proposals 2 and 3. Vote On Directors For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the 1. Election of 9 directors to serve for the ensuing year. number(s) of the nominee(s) on the line below. (1) Eleanor Baum (6) Frank R. Noonan 0 0 0 (2) J. Veronica Biggins (7) Ray M. Robinson (3) Lawrence W. Clarkson (8) Gary L. Tooker (4) Ehud Houminer (9) Roy Vallee (5) James A. Lawrence Vote On Proposals For Against Abstain 2. Reapproval of the Avnet, Inc. Executive Incentive Plan. 0 0 0 3. Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year 0 0 0 ending June 28, 2008. NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS Thursday, November 8, 2007 11:00 A.M. (MST) Arizona Corporate Broadcast Center Suite 300 2617 South 46th Street Phoenix, AZ 85034 You may vote through the Internet, by telephone or by mail. Please read the card carefully for instructions. However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important. AVNET, INC This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on November 8, 2007 The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Roy Vallee and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 11:00 A.M., Mountain Standard Time, at the Arizona Corporate Broadcast Center, 2617 South 46th Street, Suite 300, Phoenix, AZ 85034, on November 8, 2007, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side. The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election of directors of the nine persons named on the reverse side, FOR the reapproval of the Avnet, Inc. Executive Incentive Plan and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 28, 2008 and (ii) to vote, in their discretion, with respect to other such matters (including matters incident to the conduct of the meeting) as may properly come before the meeting or any postponement or adjournment thereof.